SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 5, 2002

Inco Limited

(Exact name of Registrant as specified in its charter)

Canada	1-1143	98-0000676
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	file number)	Identification Number)

145 King Street West, Suite 1500Toronto,
Ontario M5H 4B7

(Address of Principal Executive Offices)

Company’s telephone number, including area code: (416) 361-7511

N/A

(Former name or former address, if changed since last report)

Item 5.        Other Events and Regulation FD Disclosure

As reflected in the press release attached to this Current Report on Form 8-K as an Exhibit, the Registrant announced on December 5, 2002 its plan to undertake a comprehensive review of its 85% owned Goro nickel-cobalt project in the French Overseas Territory of New Caledonia (the “Goro Project”).

As previously disclosed in its press release issued on October 22, 2002 and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (“Third Quarter 2002 10-Q”), the Registrant and Goro Nickel S.A. (“Goro Nickel”), the project company for the Goro Project, undertook an update process in September 2002 covering a number of key aspects of the Goro Project, including that Project’s capital cost estimate, schedule, necessary permitting and organization. Very recently, the principal firms providing project engineering, procurement and construction management services submitted information to the Registrant which, if confirmed, would indicate an increase in the capital cost estimate for the Goro Project in the range of 30% to 45% above the current capital cost estimate of U.S. $1.45 billion. This information has not been analyzed and evaluated by the Registrant and Goro Nickel but could result in a capital cost estimate substantially higher than the 15% increase in the current estimate that the Registrant had previously disclosed in its Third Quarter 2002 10-Q could occur given the then current stage of project procurement and engineering.

The Registrant has determined that, in view of this latest information, a significantly more comprehensive review of the key aspects of the Goro Project will be required. The objective of this review will be to assess all information on the Goro Project, including the various cost estimates and trends, and determine what changes in the capital cost estimate and the Goro Project can be made to maintain the Goro Project’s economic feasibility. The review of the capital cost estimate will cover what downward adjustments can be made in such estimate through scope or design changes, modifications to construction and related plans and civil and other contractual arrangements, and alternative project execution strategies.

The Registrant and Goro Nickel will be evaluating what onsite and offsite work relating to the Goro Project should be curtailed or stopped at this stage and what work should be continued while this review is ongoing. As part of this review, both the Registrant and Goro Nickel plan to continue to work with the New Caledonian authorities to complete the necessary permitting and local approvals required for the efficient and cost-effective execution of the Goro Project. The Registrant currently estimates that, as of the end of November 2002, it had spent approximately U.S. $350 million on the Goro Project. This amount excludes a current estimate of in the range of U.S. $300 to U.S. $350 million in total that would have to be spent for equipment and services under existing contracts and commitments, most of which will have value for the project.

It is currently estimated that this review could take at least until mid-2003 to complete. This review is also currently expected to determine what the revised project schedule will be, including when initial production would be expected to occur.

As a result of this review and the current status of this financing, the Registrant and Goro Nickel do not expect to finalize the terms of the Paul (formerly Pons) Act financing for a portion of the Goro Project’s process plant equipment in 2002, but expect to continue pursuing this financing program, if available, as an important aspect of the Goro Project’s overall financing arrangements. The Registrant will be discussing with the Japanese consortium led by Sumitomo Metal Mining Co., Ltd., which has been negotiating the acquisition of a 25% interest in Goro Nickel, what effect this comprehensive review will have on their continuing interest in the Goro Project. The Registrant also plans to discuss with Bureau de Recherches Géologiques et Minières (“BRGM”) the effect that this review will have on the Registrant’s purchase of BRGM’s 15% interest in Goro Nickel.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INCO LIMITED

By: /s/ S. F. Feiner
S. F. Feiner
Executive Vice-President,
General Counsel and Secretary

Date:   December 6, 2002

EXHIBIT INDEX

Exhibit No.	Description	Page

(99)	Press Release dated	6
	December 5, 2002 by the Registrant covering its
	85% owned Goro nickel - cobalt project

EXHIBITS

EXHIBIT 99

INCO LIMITED TO UNDERTAKE

COMPREHENSIVE REVIEW OF GORO PROJECT

BASED UPON LATEST COST DATA AND TRENDS

WEBCAST OF CONFERENCE CALL ON GORO

PROJECT TO BE HELD AT 5:00 P.M. (TORONTO TIME)

ON DECEMBER 5, 2002

Toronto, December 5, 2002 -- Inco Limited announced today its plan to undertake a comprehensive review of its 85% owned Goro nickel-cobalt project in the French Overseas Territory of New Caledonia.

As previously disclosed, Inco and Goro Nickel S.A., the project company for the Goro project, undertook an update process in September 2002 covering a number of key aspects of the project, including the project’s capital cost estimate and schedule. Very recently, the principal firms providing project engineering, procurement and construction management services have submitted information to Inco which, if confirmed, would indicate an increase in the capital cost estimate for the project in the range of 30% to 45% above the current capital cost estimate of U.S. $1.45 billion. This information has not been analyzed and evaluated by Inco and Goro Nickel but could result in a capital cost estimate substantially higher than the 15% increase in the current estimate that Inco had previously indicated could occur given the then current stage of project procurement and engineering.

Inco has determined that, in view of this latest information, a significantly more comprehensive review of the key aspects of the project will be required. The objective of this review will be to assess all information on the project, including the various cost estimates and trends, and determine what changes in the capital cost estimate and the project can be made to maintain the project’s economic feasibility. The review of the capital cost estimate will cover what downward adjustments can be made in such estimate through scope or design changes, modifications to construction and related plans and civil and other contractual arrangements, and alternative project execution strategies.

“The Goro project remains a fundamental part of the Company’s growth strategy”, said Scott Hand, Chairman and CEO. “We must have a project which is economically feasible and which can be implemented in a financially prudent manner”.

Inco and Goro Nickel will be evaluating what onsite and offsite work should be curtailed or stopped at this stage and what work should be continued while this review is ongoing. As part of this review, both Inco and Goro Nickel plan to continue to work with the New Caledonian authorities to complete the necessary permitting and local approvals required for the efficient and cost-effective execution of the project. Inco currently estimates that, as of the end of November 2002, it had spent approximately U.S. $350 million on the Goro project. This amount excludes a current estimate of in the range of U.S. $300 to U.S. $350 million in total that would have to be spent for equipment and services under existing contracts and commitments, most of which will have value for the project.

It is currently estimated that this review could take at least until mid-2003 to complete. This review is also currently expected to determine what the revised project schedule will be, including when initial production would be expected to occur.

“We regret that we have to take this action but it is the only prudent thing to do under the circumstances”, said Scott Hand. “Our objective is for the review to provide us with the answers we need to develop a revised and sound project that we can proceed with in the future”.

As a result of this review and the current status of this financing, the Company and Goro Nickel do not expect to finalize the terms of the Paul (formerly Pons) Act financing for a portion of the project’s process plant equipment in 2002. Inco and Goro Nickel expect to continue pursuing this financing program, if available, as an important aspect of the project’s overall financing arrangements. Inco will be discussing with the Japanese consortium led by Sumitomo Metal Mining Co., Ltd., which has been negotiating the acquisition of a 25% interest in Goro Nickel, what effect this comprehensive review will have on their continuing interest in the Goro project. Inco also plans to discuss with Bureau de Recherches Géologiques et Minières (“BRGM”) the effect that this review will have on Inco’s purchase of BRGM’s 15% interest in Goro Nickel.

Mr. Hand added: “Inco and Goro Nickel have recognized the support for the Goro project which the New Caledonian government and other local stakeholders have provided and we plan to continue to work with all stakeholders on our objective to have a successful project for Inco, Goro Nickel and New Caledonia”.

Inco indicated that this review of its Goro project is not expected to affect the current schedule for its Voisey’s Bay nickel-copper-cobalt project or any of the key parts of that project, including the research and development program covering the hydrometallurgical process technology. Initial production from the first phase of the Voisey’s Bay project, the mine and concentrator, is currently expected in the second half of 2006.

Webcast Information on Goro Conference Call

We will webcast, on a live, listen only basis, a conference call covering this announcement. This webcast will be made available through a separate third party webcasting service, Canada NewsWire Ltd. The conference call is expected to begin at 5:00 p.m. (Toronto time) today.

Any person having a computer and Internet access who is interested in listening to the conference call can access this webcast by visiting Canada NewsWire’s website, www.newswire.ca/webcast. For any questions on whether your computer system meets the minimum requirements to listen to this call or if any person listening experiences any problems, Canada NewsWire provides a “Webcast Help” page which can be accessed at their website, www.newswire.ca/webcast. Canada NewsWire’s helpdesk is also available to answer any questions or to assist with any problems and can be reached at webcast@newswire.ca, or by contacting their toll free number, 1-877-377-1234.

Copies of any slides or other statistical information for the conference call can be accessed and will be available for online viewing by persons with a computer and Internet connection through www.newswire.ca/webcast by clicking on the event title or listen link or through Inco’s website, www.inco.com, by clicking on the “Latest Presentations” link on the homepage and then referencing the heading “December 5, 2002 Goro Conference Call/Webcast”.

It is currently expected that the scheduled speaker for the Company on the conference call will be Scott Hand. The conference call may, but not necessarily will, include forward-looking statements.

The archival webcast of the conference call will be available through www.newswire.ca/webcast beginning one hour after the end of the call. Canada NewsWire makes such archivals available for a period of 90 days. To access the archival webcast through your computer, please use www.newswire.ca/webcast. Computer systems must also meet certain minimum requirements in order to access the archival webcast. A recording of the presentation will also be available in North America through 11:59 p.m. (Toronto time) on December 12, 2002 and can be listened to in North America by dialing 1-800-558-5253 (if calling from outside North America, please dial (416) 626-4100), and entering the reservation number 21074129.

This news release contains forward-looking statements regarding the Company and its Goro nickel-cobalt project and Voisey’s Bay project. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, such key factors as business and economic conditions in the principal markets for the Company’s products, the supply and demand for nickel and other metals, the completion and results of a comprehensive review of the capital costs, scope, schedule, and other key aspects of the Goro project, the completion and results of the feasibility study for the Voisey’s Bay project, and the timing of receipt of all necessary permits and regulatory approvals, engineering and construction timetables, and the necessary financing plans and arrangements for, and joint venture, partner or similar investments and other agreements and arrangements associated with, the Company’s development projects.

IN

December 5, 2002

For further information:
Media Relations:	Steve Mitchell	(416) 361-7950
Investor Relations:	Sandra Scott	(416) 361-7758
or www.inco.com